Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 12, 2020 is entered into by and between Serena Wolfe (the “Executive”) and Annaly Capital Management, Inc., a Maryland corporation (the “Company”).

1.    Employment.

(a)     The Company hereby employs and engages the Executive as Chief Financial Officer of Annaly Capital Management, Inc. The Executive’s duties as Chief Financial Officer shall be such duties typically required of a Chief Financial Officer, and as shall from time to time be agreed upon by the Executive and the Company. The Executive shall report to the Chief Executive Officer or the Board.

(b)     The term (“Term”) of this Agreement shall commence as of the closing of the Company’s internalization transaction pursuant to which Company becomes an internally managed company and shall continue through December 31, 2021, unless extended by each party hereto. Prior to the Term becoming effective, Executive shall continue to be bound by her August 6, 2019 Employment Agreement with Annaly Management Company LLC.

(c)     The Executive’s services shall be performed in New York, New York or such other location as the Company and Executive shall agree. Except for periods of Disability (as defined below), during the Term, the Executive shall devote substantially all of her business time, attention and energies to the performance of her duties under this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by the Executive of her duties and responsibilities hereunder (i) to manage the Executive’s personal, financial and legal affairs, and (ii) with prior written consent from the Company, in its sole and absolute discretion, to serve on civic or charitable boards or committees, or on the boards or committees of any other entity, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the terms of this Agreement, including Sections 8 and 9 below, or any other written agreement between the Company and the Executive. Exhibit A attached hereto identifies the boards and committees on which the Executive currently serves. Furthermore, the Executive shall exercise due diligence and care in the performance of her duties to the Company under this Agreement.

2.    Compensation.

(a)     Base Salary.     During the Term, the Company shall pay the Executive, and the Executive agrees to accept from the Company, in payment for her services to the Company, a base salary equal to a per annum amount of $750,000 (“Base Salary”), payable in accordance with the Company’s normal payroll practices. The Base Salary can be increased (but not decreased) at any time by the Company. The Executive’s salary as increased shall be deemed to be the Base Salary for all purposes under this Agreement.

(b)    Incentive Bonuses.

(i)    For the 2020 fiscal year, the Executive shall receive a minimum annual cash bonus equal to $2,750,000, which shall be paid to the Executive in January 2021 (or such other time as the Company pays its annual 2020 bonuses in 2021, but no later than March 15, 2021) (the “2020 Bonus”).

(ii)    For the 2021 fiscal year, the Executive shall receive a minimum annual cash bonus of $3,250,000, which shall be paid to the Executive in January 2022 (or such other time as the Company pays its annual 2021 bonuses in 2022, but no later than March 15, 2022) (the “2021 Bonus,” together with the 2019 and 2020 Bonuses, the “Guaranteed Bonuses”).

(iii)    With respect to fiscal years during the Term commencing with the 2022 fiscal year, the Executive shall be eligible to receive an amount as determined by the Compensation Committee of the Board of Directors of the Company in its sole and absolute discretion for fiscal years following the 2021 fiscal year (“Annual Bonus”). Any Annual Bonus shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses for other senior executives of the Company; provided that in no event shall the Executive’s Annual Bonus be paid later than two and a half months after the last day of the fiscal year to which the Annual Bonus relates. The Annual Bonus shall be subject to the terms of the annual bonus plan that is applicable to other senior executives of the Company. Executive acknowledges and agrees that her annual bonuses can be paid by an affiliate of the Company.

3.     Fringe Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plans or programs adopted from time to time by the Company for the benefit of its senior executive employees, and the Executive shall be entitled to receive such other fringe benefits as may be granted to her from time to time by the Company. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

(a)     Benefit Plans. The Executive shall be entitled to participate in any benefit plans relating to stock options, stock purchases, awards, pension, thrift, profit sharing, life insurance, medical coverage, education, or other retirement or employee benefits available to other senior executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans.

(b)     Vacation. The Executive shall be entitled to five weeks of paid vacation per calendar year, in accordance with the Company’s vacation policies.

4.    Expenses.

(a)     Business Expenses. The Company shall reimburse the Executive for any and all necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by Executive on behalf of the Company.

(b)     Moving Expenses. The Company shall reimburse the Executive for all usual relocation expenses incurred by the Executive and her household in moving to the

New York, New York area in accordance with the Company’s relocation expense practices, including, without limitation, (i) all moving expenses (including vehicles), (ii) all realtor, broker, title and other fees and costs associated with the sale of Executive’s current home and purchase or a home in the New York area, (iii) storage costs; (iv) airfare for Executive and family, and (v) rental payments for temporary living quarters for Executive and family in the New York, New York area for a period not to exceed six months. Reimbursement payments shall be grossed up to account for any tax obligations incurred by the Executive as part of this reimbursement obligation. In the event that the Executive resigns without Good Reason (as defined below) or is terminated for Cause (as defined below) prior to December 8, 2021, she shall repay the relocation costs on a pro-rated basis, with 1/24th of the relocation costs being forgiven for each full month of her employment with the Company following December 9, 2019.

5.    Termination of Executive’s Employment.

(a)     Death. In the event of the Executive’s death during her employment, the Company shall pay or provide the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any Base Salary or Annual Bonus earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”). If the Executive’s death occurs on or before December 31, 2021, the Company will also pay or provide the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, the payments set forth in Section 6 below.

(b)     Disability. If, as a result of the Executive’s incapacity due to physical or mental illness (“Disability”), the Executive shall have been absent from the full-time performance of her duties with the Company for six consecutive months, and, within 30 days after written notice is provided to her by the Company, the Executive shall not have returned to the full-time performance of her duties, the Executive’s employment under this Agreement may be terminated by the Company for Disability. With respect to the period which begins when the Executive is first absent from the full-time performance of her duties with the Company due to Disability and ends upon the later of (i) the date she is terminated from employment in accordance with the foregoing sentence, or, (ii) the date she begins receiving long-term disability payments under the Company’s long-term disability plan for senior executives (“Salary Continuation Period”), the Company shall continue to pay the Executive her Base Salary at the rate in effect at the commencement of such period of Disability. Upon the end of the Salary Continuation Period, the Company shall pay or provide the Executive the Accrued Obligations. If the Executive’s termination on account of Disability occurs on or before December 31, 2021, the Company will also pay the Executive the payments set forth in Section 6 below.

(c)     Termination by the Company for Cause. The Company may terminate the Executive’s employment under this Agreement for “Cause,” at any time prior to expiration of the Term of the Agreement, only in the event of (i) the Executive’s failure to substantially perform the duties described in this Agreement, (ii) acts or omissions constituting recklessness or willful misconduct on the part of the Executive in respect of her fiduciary obligations to the Company which is materially and demonstrably injurious to the Company, or (iii) the Executive’s conviction for fraud, misappropriation or embezzlement in connection with the assets of the Company or Annaly or its subsidiaries. In the case of clause (i) only, it shall also be a condition precedent to the Company’s right to terminate the Executive’s employment for Cause that (1) the Company shall first have given the Executive written notice stating with specificity the reason for the termination (“breach”) at least 60 days before such determination and the Executive and her counsel are given the opportunity to answer such grounds for termination in person, at a hearing or in writing, in the Executive’s discretion; and (2) if such breach is susceptible to cure or remedy, a period of 60 days from and after the giving of the notice described in (1) shall have elapsed without the Executive having effectively cured or remedied such breach during such 60-day period, unless such breach cannot be cured or remedied within 60 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days), provided the Executive has made and continues to make a diligent effort to effect such remedy or cure. In the case of clause (iii) above, the Executive’s employment may be terminated immediately without any advance written notice. Upon a determination that grounds exist for a termination for Cause by the Company and that the breach cannot be cured, or immediately in the case of clause (iii) above, the Executive’s employment shall terminate for Cause and the Company shall only be obligated to pay or provide the Accrued Obligations.

(d)     Termination by the Company other than for Cause or by the Executive for Good Reason. During the Term, the Company may terminate the Executive’s employment without Cause by giving the Executive notice in writing not less 90 days in advance of such termination (or pay in lieu thereof), or the Executive may terminate her employment for Good Reason (the amount of compensation received during the notice period as pay in lieu of work or as paid administrative leave, is referred to as “Notice Pay”).     In such event, the Company shall pay or provide the Executive with: (1) the Accrued Obligations, and (2) if such termination occurs after December 31, 2021 (whether or not during the Term), all amounts allowed pursuant to the Employee Retention and Severance Policy (less any Notice Pay provided), subject to the terms and conditions of the Employee Retention and Severance Policy as it may exist and be amended from time to time. During any notice period provided to the Executive by the Company, the Company may in its sole discretion place the Executive on paid administrative leave. The Executive shall not be entitled to any other compensation or benefits, except as may be separately negotiated by the parties in writing in conjunction with the termination of Executive’s employment. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason on or before December 31, 2021, the Company will also pay the Executive the payments set forth in Section 6 below. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent: (i) a material breach of this Agreement by the Company, or (ii) a materially significant change in the Executive’s duties, authorities or responsibilities, or (iii) the relocation of the Executive’s principal place of employment more than 20 miles from New York, New York, or (iv) the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the assets or business of the Company within 15 days upon a merger, consolidation, sale or similar transaction, provided, however, that none of the events specified in (i), (ii), or (iii) shall constitute Good Reason unless the Executive shall have notified the Company in writing describing the events which constitute Good Reason and the Company shall have failed to cure such event within a reasonable period, not to exceed 30 days, after the Company’s actual receipt of such written notice.

(e)     Termination by the Executive other than for Good Reason. The Executive may at any time during the Term of this Agreement terminate her employment hereunder for any reason or no reason (other than for Good Reason) by giving the Company notice in writing not less 90 days in advance of such termination. The Executive shall have no further obligations to the Company after the effective date of her termination, as set forth in the notice. In the event of a termination by the Executive other than for Good Reason, the Company shall pay or provide the Accrued Obligations.

6.    Compensation upon Termination by the Company other than for Cause, upon Termination by the Executive for Good Reason or upon Termination on account of Death or Disability on or before December 31, 2021. If the Executive’s employment shall be terminated by the Company other than for Cause, by the Executive for Good Reason, or on account of the Executive’s death or Disability, in each case on or before December 31, 2021, or the Company fails to permit Executive to commence employment with it after she has terminated employment with her current employer (other than such failure due to (i) Executive’s commission of an act of dishonesty, fraud, embezzlement or theft, or any felony or crime of moral turpitude or (ii) Executive’s termination of employment with her current employer on account of cause), the Executive (or, in the event of death, Executive’s executor, legal representative, administrator or designated beneficiary, as applicable) shall be entitled to the following:

(a)     The Company will pay the Executive any unpaid Guaranteed Bonuses. Subject to any required delay under Section 12, such Guaranteed Bonuses will be paid at the same times that they would have been paid had the Executive’s employment not terminated. For the avoidance of doubt, if the Executive’s employment is terminated by the Company other than for Cause, by the Executive for Good Reason, or on account of the Executive’s death or Disability, in each case in 2022 before the 2021 Bonus is paid, the Executive will be entitled to payment of the 2021 Bonus.

(b)     The Company will pay the Executive the Base Salary that she would have received through December 31, 2021 had her employment not terminated. Subject to any required delay under Section 12 or Section 6(d) below, such Base Salary will be paid in accordance with the Company’s regular payroll practices, commencing with the first payroll date following the Executive’s termination of employment.

(c)     For the Healthcare Continuation Period (described below), provided that the Executive timely elects continued health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay or reimburse the Executive for the COBRA premiums for such continued health coverage for the Executive and, where applicable, her spouse and dependents, at the level in effect as of the date of the Executive’s termination of employment, less the employee portion of the applicable premiums that the Executive would have paid had she remained employed through the Healthcare Continuation Period (the COBRA continuation coverage period shall run concurrently with the Healthcare Continuation Period). The Healthcare Continuation Period shall begin on the date of the Executive’s termination of employment and shall end upon the earliest of: (i) December 31, 2021, (ii) the date that the Executive is eligible for group health coverage with a subsequent employer and (iii) the end of the COBRA continuation coverage period. The Executive shall promptly notify the Company if she becomes eligible for group health coverage with a subsequent employer. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium payments or reimbursements in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or the Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion.

(d)     The foregoing payments and benefits in this Section 6 are subject to the Executive (or, in the event of death, Executive’s executor, legal representative, administrator or designated beneficiary, as applicable) signing and not revoking a general release in a form attached hereto as Exhibit B, subject to such legally required changes as the Company may require (the “Release”). Any payments and benefits in this Section 6 that are delayed on account of the Release not yet becoming effective will be paid or provided on the first regular payroll date following the date the Release becomes effective, but not later than 60 days following the Executive’s termination of employment, and any installment payments not paid between the termination date and the date of the first payment will be paid with the first payment, subject to any required delay under Section 12.

7.    Section 280G. In the event of a change in ownership or control under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a)     The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)     Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c)     All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

8.    Noncompetition Provisions.

(a)     Noncompetition. The Executive agrees that during the Term of employment under this Agreement prior to any termination of her employment hereunder and, in the event of termination of the Executive’s employment by the Company for Cause or voluntary termination of employment by the Executive (other than for Good Reason), for a period of one year following such termination, the Executive will not, directly or indirectly, without the prior written consent of the Company, manage, operate, join, control, participate in, or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System), partner, or other equity holder with, or as an officer, director or employee of, any private or public investment firm, broker dealer or real estate investment trust whose principal business strategy is based on or who engages in the trading, sales or management of mortgage-backed securities (the “Business”) in any geographical region in which the Company engages in the Business (a “Competitor”). It is further expressly agreed that the Company will or would suffer irreparable injury of the Company in violation of the preceding sentence of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company, in the areas of Business set forth above, in violation of this Agreement.

(b)     Right to Company Materials. The Executive agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Materials”) used, prepared, or made available to the Executive in connection with her employment by the Company shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of the Term of employment under this Agreement, all Company Materials shall be returned immediately to the Company, and the Executive shall not make or retain any copies thereof. To the extent that the Executive made use of the Executive’s personal electronics (e.g., laptop, iPad, telephone, thumb drives, etc.) during employment with the Company, the Executive will delete all Company property and information from such personal devices on or before the Executive’s termination of employment. The Company shall upon termination of Executive’s employment, provide Executive in electronic, and if requested hard-copy form, her Microsoft Outlook contacts, or the equivalent if she used some other contacts system.

(c)     Soliciting Executives. The Executive promises and agrees that she will not directly or indirectly solicit any of the executives of the Company to work for any Competitor during the one-year period following her termination of employment unless such termination is by the Company for reasons other than Cause or by the Executive for Good Reason.

(d)     Corporate Opportunities. The Executive agrees, in accordance with Delaware law, to first offer to the Company corporate opportunities learned of solely as a result of her service as an officer of the Company.

9.    Confidentiality. Executive recognizes that the services to be performed by her hereunder are special, unique and extraordinary and that, by reason of her employment hereunder, she will acquire and have access to, Confidential Information (defined below) concerning the operations of the Company and its affiliates, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive agrees that at all times during the Term and at all times thereafter, Executive will hold in strictest confidence and safeguard, and will not use or disclose to any person or entity except as necessary to perform her job duties hereunder, any confidential, proprietary or trade secret information of or belonging to the Company or any Company affiliate. “Confidential Information” shall include, but is not limited to: (i) confidential and proprietary matters relating to the initiatives, strategies, partnerships, investors, clients, advisors, business relations, vendors, suppliers, contractors, personnel and programs of the Company or any affiliate; (ii) confidential and proprietary matters relating to the business and financial operations of the Company or any affiliate, including but not limited to, financial data, budgets, financial statements, profits, business plans, product or service plans, contract terms, and training and program materials of the Company or any affiliate; (iii) confidential and proprietary matters relating to the intellectual property of the Company or any affiliate; and (iv) any trade secret of the Company or any affiliate (as that term is defined by law). This Section 9 is intended to provide rights to the Company that are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets. Executive understands and agrees that the rights and obligations set forth in this Section 9 are perpetual and shall extend beyond Executive’s employment.

Notwithstanding the foregoing, the restrictions of this Agreement on the use and disclosure of Confidential Information shall not apply (w) to information that is or becomes publicly known through no fault of Executive; (x) if the information is rightfully obtained by Executive from a third party authorized to make such disclosure to Executive without legal restriction; (y) if the information is identified by the Board in writing as no longer proprietary or confidential; or (z) if the information is required in response to a legal summons, subpoena or other lawful court order; provided that, Executive shall promptly notify the Company in writing of any such legal requirement and assist the Company or its designee upon request in seeking a protective order or in objecting to such request; provided further, that any such assistance will be at the sole cost and expense of the Company. If Executive produces any Confidential Information pursuant to clause (z), Executive shall disclose only that portion of the Confidential Information that she is legally compelled to disclose and, if legally permitted to do so (unless requested by law enforcement or a regulator not to do so) provide a copy of same to the Company.

10.    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission of a fax to the respective persons named below:

If to the Company:	Annaly Capital Management, Inc. 1211 Avenue of the Americas 41st Floor New York, NY 10036 Attention: Chief Executive Officer Phone: (212) 696-0100
If to the Executive:	At such address as is on file with the Company

Either party may change such party’s address for notices by notice duly given pursuant hereto.

11.    Attorney’ s Fees. In the event judicial determination or arbitration (as provided in Section 24) is necessary for any dispute arising as to the parties’ rights and obligations hereunder, each party shall bear their own respective costs (including attorney’s fees), unless otherwise required by statute.

12.    Section 409A.

(a)     This Agreement is intended to comply with section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b)     All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the

Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)     All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in- kind benefits not be subject to liquidation or exchange for another benefit.

13.    No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of employment with the Company, or any amounts which might have been earned by the Executive in other employment had such other employment been sought.

14.    Termination of Prior Agreements. Upon commencement of the Term, this Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Executive by the Company.

15.    Resignation of Positions. Effective as of the date of any termination of employment, the Executive will resign from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates.

16.    Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

17.    Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of New York.

18.    Entire Agreement; Headings.     This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

19.    Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

20.    Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

21.     Indemnification; Directors and Officers Insurance. In the Executive’s capacity as an employee of the Company or any subsidiary or affiliated entity, or serving or having served as an employee at the Company’s request, the Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s Articles of Incorporation and Bylaws or any indemnification agreement between the Company and the Executive, from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Executive may be involved, or threatened to be involved, as a party or otherwise by reason of the Executive’s status as an employee of the Company, or which relate to or arise out of the Company, its assets, business or affairs. At the Executive’s request, the Company shall advance all reasonable expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation-related expenses. The obligations of this paragraph shall survive the expiration or termination of the Executive’s employment with the Company. During the Term and for six years following the date of the Executive’s termination as an officer of the Company, the Company (or any successor thereto) shall provide comprehensive coverage under the Company’s officers and directors insurance policy (or policies) on substantially the same terms and levels that it provides to its senior executive officers, at the Company’s sole cost.

22.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23.    Successor Sections. References herein to sections, rules or regulations of the Code or other applicable law shall be deemed to include any successor sections, rules or regulations.

24.    Arbitration. Any dispute, claim or controversy arising out of or in relation to this Agreement, which the Executive and the Company are unable to resolve shall be determined by the decision of a board of arbitration consisting of a single arbitrator selected in accordance with the Employment Rules of the American Arbitration Association upon application made to it for such purpose by either the Company or the Executive. The arbitration proceedings shall take place in New York, New York or such other place as shall be agreed to by the parties. The Arbitrator shall reach and render a decision in writing.     Any award shall be rendered on the basis of the substantive law governing this Agreement.

Any decision made by the Arbitrator shall be final, binding and conclusive on the Executive and the Company and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. The Company shall bear all of the costs of arbitration, except for the attorneys’ fees incurred by the Executive, which fees shall be subject to Section 11 hereof.

25.     Third Party Beneficiary. The Company and the Executive each hereby designate Annaly as a third-party beneficiary of this Agreement having the right to enforce the Agreement.

26.    Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

27.    Company Policies.     This Agreement and the compensation payable hereunder, other than the Guaranteed Bonuses, shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

28.    Acknowledgment of Full Understanding.     THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[REMAINDER OF THE PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date first above written.

ANNALY CAPITAL MANAGEMENT, INC.

By:	/s/ Thomas Hamilton
Name:	Thomas Hamilton
Title:	Chair of the Board of Directors

By:	/s/ Serena Wolfe
Name:	Serena Wolfe

Exhibit A

•	Treasurer, Finance Committee and Board of Directors for Non-traditional Employment for Women (NEW), a New York based not for profit.

•	Trustee, Urban Land Institute, Chair for Global WLI and Chair of ULI’s National Audit Committee.

•	Member of Best Financial Practices Committee for NAREIT

Exhibit B

Form of Release

( see attached )

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (the “Agreement”), entered into as of XXX, is by and between Annaly Capital Management, Inc., a Maryland corporation (the “Company”) and Serena Wolfe (the “Employee”) (collectively, the “parties”).

WHEREAS, Employee is an at-will employee of the Company and holds and has held various titles and responsibilities with respect to the Company;

WHEREAS, Employee and the Company are parties to an Employment Agreement dated             , 2020 (the “Employment Agreement”);

WHEREAS, pursuant to Section 6 of the Employment Agreement, upon Employee’s termination from employment by the Company other than for Cause (as defined in the Employment Agreement); upon termination by Employee for Good Reason (as defined in the Employment Agreement), or upon termination on account of death or Disability (as defined in the Employment Agreement) on or before December 31, 2021, Employee is entitled to certain termination compensation;

WHEREAS, effective as of the date of the Separation Date (as defined below), Employee ceases to hold any positions with the Company or any of its subsidiaries or affiliates, any delegation of authority to Employee will be revoked, and Employee will not represent or take any action on behalf of the Company; and

WHEREAS, Employee and the Company wish to enter into this Agreement to provide the Company together with its subsidiaries, affiliates and related parties, with a release of claims;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth in this Agreement, the Employee and the Company have agreed and do hereby agree as follows:

1.     Termination of Employment. The Employee acknowledges and agrees that the Employee’s employment with the Company, including all offices and positions the Employee holds with any member of the Company and its subsidiaries and affiliates, shall terminate effective XXX (the “Separation Date”). The Company agrees to continue to pay the Employee the Employee’s normal accrued and unpaid base salary (on a pro rata basis) through XXX (the “Last Day Paid Date”) pursuant to the Company’s normal payroll practices. Upon execution and return of this Agreement, and the Employee’s return of all Company property as provided for in Section 9 of this Agreement, the Company agrees to provide the Employee with the payments and benefits set forth below:

(a) Separation Payment. The Company will provide the Employee the payments due in Section 6 of the Employment Agreement, and to the extent applicable, as limited in Section 7 of the Employment Agreement (the “Separation Payment”). The Company agrees to also provide the Employee with the cash equivalent of the Employee’s accrued but unused vacation time earned through the Separation Date pursuant to the Company’s normal payroll practices.

(b) Outplacement Services.     The Company agrees to provide the Employee outplacement services for six months following the Separation Date.

(c) No Additional Benefits or Payments.    The Employee acknowledges that the termination of employment does not entitle the Employee to the acceleration of any benefits or termination payments except as set forth in this Agreement.

2.    Employee Acknowledgement.     Employee acknowledges and agrees that the Company has provided Employee with all monies and benefits to which the Employee is owed relating to the Employee’s employment with the Company, including, but not limited to, all wages earned, bonuses, vacation pay, and that no other amounts are due to the Employee other than as set forth in this Agreement. The Employee further acknowledges that Employee has received all leave (paid or unpaid) for which the Employee was eligible during the Employee’s employment. The Employee further acknowledges and agrees that the Company’s agreement to provide the payments and benefits contained in Section 1 of this Agreement is solely in exchange for the promises, releases and agreements of Employee set forth in this Agreement. Employee acknowledges and agrees that Employee is required to execute and continue to comply with the terms of this Agreement as a condition to receiving the payments and benefits contained in Section 1 of this Agreement, and would not be entitled to the payments and benefits contained in Section 1 of this Agreement if Employee did not do so.

3.    General Release of Claims.

3.1. In exchange for the consideration provided under this Agreement, which Employee acknowledges is acceptable and satisfactory to Employee, Employee, for and on behalf of Employee and each of Employee’s heirs, administrators, executors,    personal representatives, beneficiaries, successors and assigns, fully and completely releases the Company together with its affiliates, and each of their respective current and former officers, directors, managers, members, partners, shareholders, agents, employees, employee benefit plans and fiduciaries, trustees, insurers, representatives, attorneys, transferees, recordkeepers, service providers, successors and assigns (collectively, the “Releasees”), collectively, separately, and severally, of and from any and all claims, grievances, injuries, agreements, covenants, promises, demands, damages, causes of action, debts, liabilities, controversies, judgments, arbitrations, sums of money, wages, attorneys’ fees, costs, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, which Employee has had, now has, or may have against the Releasees from the beginning of time up until the time Employee signs this Agreement, which arise out of or relate in any way to Employee’s employment relationship with the Company or the Releasees or other associations with the Company or the Releasees or any termination thereof, with the exception of (i) any claims which cannot be waived by private agreement; (ii) any claims which may arise after the date Employee signs this Agreement; (iii) any claims for breach of this Agreement or Section 6 of the Employment Agreement; (iv) any claims by Employee for indemnification, advancement or insurance coverage for Employee’s acts or omissions while employed with the Company or any of its affiliates under the Employment Agreement, any articles of incorporation, bylaws, operating agreement, directors and officers insurance policy, or other applicable plan, document, agreement, or insurance policy; (v) any claim or right Employee may have under COBRA; (vi) any claim or right Employee may have for unemployment insurance or workers’ compensation benefits; or (vii) any vested benefits under the written terms of a qualified employee pension benefit plan.

3.2. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices and equal opportunity laws, including, but not limited to, all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including all claims under the Age Discrimination in Employment Act of

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1967 (“ADEA”), as amended by the Older Workers’ Benefits Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1866, the Civil Rights Act of 1871, Employee Order 11246, the Employee Retirement Income Security Act of 1974 (“ERISA”) (including, but not limited to, claims for unvested benefits and claims for breach of fiduciary duty under ERISA), the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the New York Executive Law, including its Human Rights Law, the New York Retaliatory Action By Employers Law, the New York Civil Rights Law, the New York Labor Law, the New York City Administrative Code, including its Human Rights Law, the New York State Constitution, including any amendments thereto, and all claims for breach of any express or implied contract, all claims for breach of any covenant of good faith and fair dealing, all claims for promissory estoppel or detrimental reliance, all claims for wages, bonuses, incentive compensation, fringe benefits and severance allowances or entitlements, all tort claims, all claims for compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever, and all claims for monetary recovery, including, without limitation, attorneys’ fees and related expenses, experts’ fees and related expenses, medical fees and related expenses, and all other costs and disbursements. Employee hereby irrevocably and unconditionally waives and relinquishes any right to obtain or receive reinstatement or any monetary, injunctive, or other relief through any suit, complaint, action or proceeding commenced or maintained in any court, agency, or other forum by Employee or on Employee’s behalf for or on account of any of the claims released in this Agreement.

4.     Nothing herein shall prevent Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or Employee’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that, to the fullest extent permitted by law, Employee is waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent Employee receives any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section 1 of this Agreement to the extent determined by a court of competent jurisdiction.

5.     Confidentiality.     Unless, until, and to the extent publicly disclosed by the Company, the parties agree to maintain the confidentiality of this Agreement, and to refrain from disclosing or making reference to its terms, except (a) as may be required by law; or (b) with Employee’s accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice; (c) with Employee’s immediate family members; (d) with employees, agents, attorneys, accountants, directors and/or officers of the Company as reasonably required to implement this Agreement (the parties in clauses (b), (c) and (d), “Permissible Parties”); provided that the Permissible Parties agree to keep the terms of this Agreement confidential. Employee agrees to keep confidential any non-public information relating to the Company, and/or its subsidiaries and affiliates. The parties acknowledge and agree that any disclosure of any information by Employee or the Permissible Parties contrary to the provisions of this Agreement shall be a breach of this Agreement. Employee likewise acknowledges and agrees to abide by the provisions of any and all confidentiality agreements Employee executed with the Company or any affiliate thereof, the terms of which shall remain in full force and effect.

6.     Permitted Conduct.     Nothing in this Agreement shall prohibit or restrict Employee, the Company, or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, including but not limited to, the EEOC or similar state or local agency, or the Company’s Legal Department, provided that, to the extent permitted by law, upon receipt

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of any subpoena, court order or other legal process compelling the disclosure of any Company or Employee confidential information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible.

7.     Non-Disparagement.     Except as expressly permitted in Section 6 of this Agreement, Employee agrees that Employee shall not at any time make any written or verbal comments or statements of a defamatory or disparaging nature, in any manner, including, but not limited to, via the Internet on any website, blog, forum, or other electronic or social media, whether anonymous or not, regarding the Company and/or the Releasees or their personnel or business and Employee shall not take any action that would cause the Company and/or the Releasees or their personnel or business any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute. Except as expressly permitted in Section 6 of this Agreement, the Company’s officers and directors shall not at any time make any written or verbal comments or statements of a defamatory or disparaging nature, in any manner, including, but not limited to, via the Internet on any website, blog, forum, or other electronic or social media, whether anonymous or not, regarding the Employee, and the Company’s directors and officers shall not take any action that would cause Employee any embarrassment or humiliation or otherwise cause or contribute to her being held in disrepute. The Company agrees that it will not issue, authorize or condone any action that would disparage Employee.

8.     Cooperation. Employee agrees that upon the Company’s reasonable notice to Employee, Employee shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to any past, present or future legal or regulatory matters that relate to or arise out of matters Employee has knowledge about or have been involved with during Employee’s employment with the Company. In the event that such cooperation is required, Employee will be reimbursed for reasonable expenses incurred in connection therewith.

9.     Return of Property. Employee represents that Employee has returned to the Company all material Company property, including, without limitation, all mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property, any documents or other materials which are necessary for the Company to comply with its obligations under the Code of Ethics, regardless of who created the foregoing materials, and that, other than as set forth in Section 8(b) of the Employment Agreement, Employee will not retain any copies, duplicates, reproductions or excerpts thereof. Furthermore, should the Employee or the Company discover that the Employee inadvertently possesses any of the documents or materials described in this Section for which Employee is not otherwise authorized to maintain, Employee agrees to return any such documents or materials to the Company immediately, and to permanently delete any electronic copies of such records from any personal computing device in Employee’s possession.

10.    Acknowledgments. Employee hereby acknowledges that:

10.1. The Company advises Employee to consult with an attorney before signing this Agreement;

10.2. Employee has obtained independent legal advice from an attorney of Employee’s own choice with respect to this Agreement, or has knowingly and voluntarily chosen not to do so;

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10.3. Employee has freely, voluntarily and knowingly entered into this Agreement after due consideration;

10.4. In exchange for Employee’s waivers, releases and commitments set forth in this Agreement, the payments, benefits and other considerations that Employee is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which Employee would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

10.5. Employee acknowledges that, if Employee elects to sign this Agreement, the executed Agreement must be returned to the Company’s General Counsel (or if none, an appropriate executive of the Company) by email, overnight mail, or U.S. mail.

10.6. No promise or inducement has been offered to Employee, except as expressly set forth herein, and Employee is not relying upon any such promise or inducement in entering into this Agreement. Employee’s employment remains at-will and this Agreement does not confer upon Employee any right or obligation to continue in the employ of the Company for any period of time; and

10.7. Employee acknowledges that the date on which Employee signs the Agreement shall be considered the “Effective Date” of the Agreement.

11.     Non-Admission. It is understood and agreed that neither the execution of this Agreement, nor the terms of the Agreement, constitute an admission of liability to Employee by the Company or the Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

12.     Assignment; Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13.    Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. This Agreement does not supersede Section 24 of the Employment Agreement, which is incorporated herein.

14.    Entire Agreement; Headings. This Agreement embodies the entire agreement of the parties and replaces any other oral or written agreement between Employee and the Company relating to the subject matter of this Agreement. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

15.     Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified or amended in any respect except by a writing executed by each party hereto.

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16.     Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that not violate any statute or public policy shall continue in full force and effect, to be read and construed as if such provisions were originally deleted. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties in entering this Agreement.

17.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has hereunto signed this Agreement, as of the date written.

ANNALY CAPITAL MANAGEMENT, INC.

By:
Name:
Title:
Date:

I HAVE READ THIS AGREEMENT. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING. I SIGN THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

EMPLOYEE

By:
Name:
Date:

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